For Immediate Release

First Interstate BancSystem, Inc. Reports Second Quarter Earnings

Billings, MT - July 25, 2018 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the second quarter of 2018. For the quarter, the Company reported net income of $41.7 million, or $0.74 per share, which compares to net income of $36.7 million, or $0.65 per share, for the first quarter of 2018, and $21.8 million, or $0.45 per share, for the second quarter of 2017.

HIGHLIGHTS

•
Net income of $41.7 million, a 13.6% increase from the first quarter of 2018, and a 91.3% increase from the same period in the prior year. Exclusive of acquisition costs in the first quarter of 2018 and in the second quarter of 2017, net income increased $3.4 million, or 8.9%, and $13.3 million, or 46.8%, respectively.

•
Net interest margin ratio increased to 3.87% during the second quarter of 2018, a 12 basis point increase from the prior quarter and reflects a 27 basis point increase from the same period in the prior year. Excluding the impact of charged-off interest and interest accretion on acquired loans, the net interest margin ratio was 3.69%, an increase of eight basis points from the prior quarter and 26 basis points from the same period in the prior year.

•	Total fee-based revenues of $35.0 million, a 11.8% increase from the first quarter of 2018 and an 11.5% increase from the same period in the prior year.

•
Total loans increased $111.9 million in the second quarter of 2018, or 5.9% annualized growth. The increase was primarily driven by commercial and agricultural loans and commercial and agricultural real estate loans, partially offset by a decline in construction real estate loans.

•	Loan to deposit ratio of 78.01% as of June 30, 2018, compared to 76.27% for the first quarter of 2018 and 75.41% from the same period in the prior year.

•	Efficiency ratio of 58.84%, as compared to 62.32% for the first quarter of 2018 and 68.10% for the same period in the prior year.

“We continue to see positive trends across most of our key metrics, resulting in strong earnings growth and an improvement in our return on average equity to 11.61% for the second quarter,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Consistent with the seasonal strength we typically experience in the second quarter, we saw improved loan growth and higher non-interest income, particularly within our payment services and mortgage banking businesses. As a result of the higher revenue, our efficiency ratio improved to 58.84% in the quarter. We are also seeing the positive benefits of our asset sensitive balance sheet, as our net interest margin continues to expand with additional increases in interest rates. We expect to see a continuation of these positive trends, resulting in a strong second half of 2018, and we believe the completion of our acquisition of Northwest Bancorporation will provide another catalyst for driving earnings growth in the years ahead.”

ACQUISITION

On April 25, 2018, the Company entered into a definitive agreement to acquire all of the outstanding stock of Northwest Bancorporation, Inc., the parent company of Inland Northwest Bank (“INB”), a Spokane, Washington based community bank with 20 banking offices across Idaho, Oregon and Washington in an all-stock transaction valued at approximately $159.7 million in aggregate, or $20.69 per share of INB stock. The Company believes the transaction, if completed on the terms contemplated, will complement First Interstate’s footprint and will provide First Interstate with a presence in several high-growth markets, including Spokane, Washington, Portland, Oregon and Coeur d’Alene, Idaho. The transaction has been approved by the boards of directors of both companies and is expected to close in the third quarter with conversion occurring in the fourth quarter of 2018, subject to customary conditions including, regulatory approval, and INB shareholder approval.

NET INTEREST INCOME

The Company's net interest income increased $4.0 million, or 4.0%, to $103.8 million during the second quarter of 2018, compared to $99.8 million during the first quarter of 2018. Net interest income increased $24.5 million, or 30.9%, from $79.3 million during the second quarter of 2017, as a result of the impact of the Bank of the Cascades (“BOTC”) acquisition that closed in May 2017 and an expansion to our net interest margin.

Net interest income was positively impacted this quarter by the recovery of previously charged-off interest of $1.9 million, compared to the recovery of $0.7 million during the first quarter of 2018 and $2.1 million during the second quarter of 2017.

Interest accretion attributable to the fair valuation of acquired loans contributed $2.9 million to net interest income during the second quarter of 2018, of which approximately $1.1 million was related to early payoffs. This compares to interest accretion of $3.1 million in net interest income during the first quarter of 2018, of which approximately $1.1 million was related to early payoffs and interest accretion of $1.7 million in net interest income during the second quarter of 2017, of which approximately $0.3 million was related to early payoffs.

The Company's net interest margin improved to 3.87% during the second quarter of 2018, or 12 basis points, as compared to the first quarter of 2018, primarily as a result of higher rates on interest earning assets while also limiting increases in its cost of funds. Exclusive of the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans, the Company's net interest margin ratio was 3.69% during the second quarter of 2018, compared to 3.61% during the first quarter of 2018, and 3.43% during the second quarter of 2017.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $2.9 million during the second quarter of 2018, compared to $2.1 million during the first quarter of 2018, and $2.4 million during the second quarter of 2017. The Company’s Allowance for Loan Losses as a percentage of period-end loans was 0.96%, and coverage of non-performing loans was 98.3%.

NON-INTEREST INCOME

Total non-interest income increased $2.4 million, or 6.8%, to $37.6 million during the second quarter of 2018, as compared to $35.2 million during the first quarter of 2018, primarily due to seasonally higher revenue from payment services revenues. Total non-interest income increased $0.4 million, or 1.1%, from $37.2 million during the second quarter of 2017.

Payment services revenues increased $2.4 million, or 22.9%, to $12.9 million during the second quarter of 2018, as compared to $10.5 million during the first quarter of 2018. Payment services revenues increased $2.7 million, or 26.5%, from $10.2 million during the second quarter of 2017. The increases in payment services revenues is attributable to increased debit card and credit card volume.

Mortgage banking revenues increased $1.8 million, or 33.3%, to $7.2 million during the second quarter of 2018, as compared to $5.4 million during the first quarter of 2018. During the second quarter of 2018, loans originated for home purchases accounted for approximately 80.0% of loan production, as compared to 68.2% during the first quarter of 2018 and 78.5% during the second quarter of 2017. Mortgage banking revenues decreased $0.4 million, or 5.3%, during the second quarter of 2018 from $7.6 million during the second quarter of 2017.

NON-INTEREST EXPENSE

Non-interest expense decreased $1.0 million, or 1.2%, to $84.9 million during the second quarter of 2018, as compared to $85.9 million during the first quarter of 2018, primarily due to a decrease in acquisition related costs. Non-interest expense increased $4.5 million, or 5.6%, from $80.4 million during the second quarter of 2017 primarily due to salaries and wages and other expenses related to the BOTC acquisition.

There were no acquisition related expenses for the second quarter of 2018. The first quarter of 2018 and the second quarter of 2017 included $2.3 million and $10.1 million of acquisition related expenses, respectively. The after-tax impact of acquisition related expenses on earnings per share was $0.03 and $0.14 per share for the respective quarterly periods.

Exclusive of acquisition related expenses, non-interest expense was $84.9 million during the second quarter of 2018, compared to $83.6 million during the first quarter of 2018, primarily due to an increase of $1.0 million in employee benefits. Exclusive of acquisition related expenses, non-interest expense was $70.3 million during the second quarter of 2017, with the year-over-year increase primarily attributable to salaries and wages and employee benefits related to the BOTC acquisition.

Employee benefit expenses increased $1.0 million, or 8.8%, to $12.3 million during the second quarter of 2018, as compared to $11.3 million during the first quarter of 2018, as medical claims in the first quarter of 2018 were significantly lower than historical averages. Employee benefit expenses increased $2.5 million, or 25.5%, from $9.8 million during the second quarter of 2017, primarily due to an increase in the number of employees as a result of the BOTC acquisition.

Other expenses increased $1.5 million, or 5.7%, to $27.8 million during the second quarter of 2018, as compared to $26.3 million during the first quarter of 2018. This increase is primarily due to higher professional fees paid to third parties related to process improvement and CECL initiatives, along with the write-down of a bank property held for sale. Year-over-year, other expenses increased $4.4 million, or 18.8%, from $23.4 million during the second quarter of 2017, primarily due to an increase in the size of the Company due to the acquisition of BOTC.

BALANCE SHEET

Total assets decreased $37.7 million, or 0.3%, over the first quarter of 2018 as a result of decreased investment securities which was partially offset by an increase in outstanding loan balances. Total assets decreased $0.7 million to $12,235.7 million as of June 30, 2018, from $12,236.4 million as of June 30, 2017.

Total loans increased $111.9 million, or 1.5%, to $7,758.7 million as of June 30, 2018, from $7,646.8 million as of March 31, 2018, due to organic growth primarily in commercial and agricultural loans and commercial and agricultural real estate loans. Total loans increased $202.7 million, from $7,556.0 million as of June 30, 2017, primarily due to commercial, consumer, and commercial and construction real estate loans.

Total real estate loans increased $31.5 million, or 0.6%, to $5,232.9 million as of June 30, 2018, from $5,201.4 million as of March 31, 2018. Within the portfolio, commercial loans increased $31.4 million, or 1.1%, to $2,853.3 million and agricultural loans increased $18.8 million, or 12.0%, to $175.7 million as of June 30, 2018. This growth was offset by declines in construction loans of $18.3 million. Total real estate loans increased $105.9 million, or 2.1%, from June 30, 2017, primarily due to commercial real estate loans.

Total consumer loans increased $24.1 million, or 2.3%, to $1,055.2 million as of June 30, 2018, from $1,031.1 million as of March 31, 2018, and increased $24.8 million, or 2.4%, from $1,030.4 million, as of June 30, 2017. The increases are primarily attributable to growth in the indirect portfolio, as we expand into the Northwest.

Commercial loans increased $21.9 million, or 1.8%, to $1,266.0 million as of June 30, 2018, from $1,244.1 million as of March 31, 2018, and increased $55.1 million, or 4.6%, from $1,210.9 million as of June 30, 2017.

Agricultural loans increased $17.3 million, or 12.9%, to $151.2 million as of June 30, 2018, from $133.9 million as of March 31, 2018, and increased $2.1 million, or 1.4%, from $149.1 million as of June 30, 2017, due to organic growth.

The Company historically experiences a decrease in total deposits during the second quarter of each year. Total deposits decreased $80.4 million, or 0.8%, to $9,945.5 million as of June 30, 2018, compared to March 31, 2018, which is in line with historical seasonal declines. Exclusive of the BOTC acquisition, this decrease compares to a 0.4% decline experienced during the same period in the prior year. Year-over-year, total deposits decreased 0.7%, from $10,020.0 million, as of June 30, 2017. As of June 30, 2018, the mix of total deposits remained consistent at 29.0% non-interest bearing demand, 28.7% interest bearing demand, 30.8% savings, and 11.5% time deposits.

The Company’s loan to deposit ratio was 78.0%, as of June 30, 2018, compared to 76.3% as of March 31, 2018 and up from 75.4% as of June 30, 2017.

The Company is considered to be “well-capitalized” as of June 30, 2018, having exceeded all regulatory capital adequacy requirements. During the second quarter of 2018, the Company paid common stock dividends of approximately $15.7 million, or $0.28 per share.

CREDIT QUALITY

As of June 30, 2018, non-performing assets increased $12.5 million, or 16.1% to $90.3 million, compared to $77.8 million as of March 31, 2018. Non-accrual loans increased $6.2 million to $69.3 million as of June 30, 2018, as compared to $63.1 million during the first quarter of 2018 primarily due to one agriculture real estate loan being placed on non-accrual which was partially offset by a decrease in commercial real estate non-accrual loans. Accruing loans past due 90 days or more increased $2.4 million, or 64.9%, primarily due to an increase in residential real estate loans. Other real estate owned increased $3.9 million, or 35.5%, from March 31, 2018 primarily as a result of the foreclosure of three commercial properties which were partially offset by property dispositions.

Criticized loans decreased $14.3 million, or 3.6%, to $382.2 million as of June 30, 2018, from $396.5 million as of March 31, 2018, driven primarily by several upgrades and pay downs within the commercial, commercial real estate, and construction real estate categories. Criticized loans decreased $47.5 million from $429.7 million as of June 30, 2017, primarily due to the execution and resolution of workout strategies within the portfolio.

Net loan charge-offs increased $1.6 million to $2.3 million during the second quarter of 2018, as compared to $0.7 million during the first quarter of 2018. The increase was comprised of charge-offs of $5.0 million and recoveries of $2.7 million. Net charge-offs during the second quarter of 2017 were $2.9 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders' equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders' equity; and (v) return on average tangible common equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance because we exclude the impact on the Company's performance of the amortization of intangible assets (except mortgage servicing rights) which, generally speaking, does not represent an actual cash expense and is inconsistent in the amount and frequency depending upon the timing and size of our acquisitions. This impacts the ratios which are important to analysts and also allow investors to compare certain aspects of the Company's capitalization to other companies.

See the Non-GAAP Financial Measures table included herein for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: a decline in business and economic conditions, in particular adverse conditions affecting Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, lending risks, changes in interest rates, failure to integrate or profitably operate acquired businesses, inadequate allowance for loan losses, additional regulatory requirements due to our asset size exceeding $10 billion, loss of access to low-cost funding sources, declining oil and gas prices and declining demand for coal, impairment of goodwill, changes in accounting standards, dependence on the Company’s management team, ability to attract and retain qualified employees, increased governmental regulation and changes in regulatory, tax and accounting rules and interpretations, stringent capital requirements, cyber-security, liquidity risks, inability to grow organically or through acquisitions, environmental remediation and other costs associated with repossessed properties, ineffective internal operating controls, competition, reliance on external vendors, unfavorable resolution of litigation, failure to effectively implement technology-driven products and services, soundness of other financial institutions, occurrences of catastrophic events or natural disasters, volatility of Class A and Class B common stock, changes in dividend policy, the uninsured nature of any investment in Class A or Class B common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, dilution as a result of future equity issuances, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Second Quarter 2018 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the second quarter of 2018 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Thursday, July 26, 2018. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on July 26, 2018 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on August 25, 2018, by dialing 1-877-344-7529 (using conference ID 10121725). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	2Q18 vs 1Q18	2Q18 vs 2Q17
Net interest income	$103.8	$99.8	$100.8	$100.8	$79.3	4.0%	30.9%
Net interest income on a fully-taxable equivalent ("FTE") basis	104.5	100.3	102.0	101.9	80.4	4.2	30.0
Provision for loan losses	2.9	2.1	3.5	3.4	2.4	38.1	20.8
Non-interest income:
Payment services revenues	12.9	10.5	12.3	12.4	10.2	22.9	26.5
Mortgage banking revenues	7.2	5.4	6.5	8.2	7.6	33.3	(5.3)
Wealth management revenues	5.8	5.9	5.4	5.5	5.1	(1.7)	13.7
Service charges on deposit accounts	5.3	5.6	6.0	5.9	5.1	(5.4)	3.9
Other service charges, commissions and fees	3.8	3.9	3.7	3.6	3.4	(2.6)	11.8
Total fee-based revenues	35.0	31.3	33.9	35.6	31.4	11.8	11.5
Investment securities gains (losses)	—	—	(0.1)	(0.3)	—	NM	NM
Other income	2.6	3.9	3.4	3.0	5.8	(33.3)	(55.2)
Total non-interest income	37.6	35.2	37.2	38.3	37.2	6.8	1.1
Non-interest expense:
Salaries and wages	34.3	34.6	34.3	34.7	28.0	(0.9)	22.5
Employee benefits	12.3	11.3	8.0	10.2	9.8	8.8	25.5
Occupancy and equipment	8.9	9.4	9.7	9.2	8.0	(5.3)	11.3
Core deposit intangible amortization	1.7	1.8	1.9	1.9	1.1	(5.6)	54.5
Other expenses	27.8	26.3	27.7	25.5	23.4	5.7	18.8
Other real estate owned (income) expense	(0.1)	0.2	0.2	0.2	—	NM	NM
Acquisition related expenses	—	2.3	3.3	13.0	10.1	(100.0)	(100.0)
Total non-interest expense	84.9	85.9	85.1	94.7	80.4	(1.2)	5.6
Income before taxes	53.6	47.0	49.4	41.0	33.7	14.0	59.1
Income taxes	11.9	10.3	15.2	13.7	11.9	15.5	—
Net income	$41.7	$36.7	$34.2	$27.3	$21.8	13.6%	91.3%

Weighted-average basic shares outstanding	56,335	56,241	56,022	56,094	47,613	0.2%	18.3%
Weighted-average diluted shares outstanding	56,699	56,652	56,479	56,531	48,074	0.1	17.9
Earnings per share - basic	$0.74	$0.65	$0.61	$0.49	$0.46	13.8	60.9
Earnings per share - diluted	0.74	0.65	0.61	0.48	0.45	13.8	64.4

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	2Q18 vs 1Q18	2Q18 vs 2Q17
Assets:
Cash and cash equivalents	$712.0	$744.2	$758.9	$882.8	$919.8	(4.3)%	(22.6)%
Investment securities	2,618.9	2,743.0	2,693.2	2,617.7	2,609.6	(4.5)	0.4
Loans held for investment	7,708.4	7,614.5	7,567.7	7,502.4	7,525.6	1.2	2.4
Mortgage loans held for sale	50.3	32.3	46.6	49.7	30.4	55.7	65.5
Total loans	7,758.7	7,646.8	7,614.3	7,552.1	7,556.0	1.5	2.7
Less allowance for loan losses	74.1	73.5	72.1	74.6	75.7	0.8	(2.1)
Net loans	7,684.6	7,573.3	7,542.2	7,477.5	7,480.3	1.5	2.7
Goodwill and intangible assets (excluding mortgage servicing rights)	519.2	520.9	521.8	524.0	525.2	(0.3)	(1.1)
Company owned life insurance	262.7	261.9	260.6	258.9	257.5	0.3	2.0
Premises and equipment	233.7	240.2	241.9	242.9	243.2	(2.7)	(3.9)
Other real estate owned	14.9	11.0	10.1	10.3	11.3	35.5	31.9
Mortgage servicing rights	26.0	25.2	24.8	24.4	23.7	3.2	9.7
Other assets	163.7	153.7	159.8	168.0	165.8	6.5	(1.3)
Total assets	$12,235.7	$12,273.4	$12,213.3	$12,206.5	$12,236.4	(0.3)%	—%

Liabilities and stockholders' equity:
Deposits	$9,945.5	$10,025.9	$9,934.9	$9,933.5	$10,020.0	(0.8)%	(0.7)%
Securities sold under repurchase agreements	641.8	633.8	643.0	635.3	579.8	1.3	10.7
Long-term debt	15.7	15.7	13.1	8.0	28.0	NM	(43.9)
Subordinated debentures held by subsidiary trusts	82.5	82.5	82.5	82.5	82.5	NM	NM
Other liabilities	91.9	83.1	112.2	127.8	120.7	10.6	(23.9)
Total liabilities	10,777.4	10,841.0	10,785.7	10,787.1	10,831.0	(0.6)	(0.5)
Stockholders' equity:
Common stock	690.7	688.0	687.0	686.5	685.3	0.4	0.8
Retained earnings*	802.6	776.7	752.6	731.9	718.1	3.3	11.8
Accumulated other comprehensive income (loss)*	(35.0)	(32.3)	(12.0)	1.0	2.0	8.4	NM
Total stockholders' equity	1,458.3	1,432.4	1,427.6	1,419.4	1,405.4	1.8	3.8
Total liabilities and stockholders' equity	$12,235.7	$12,273.4	$12,213.3	$12,206.5	$12,236.4	(0.3)%	—%

Common shares outstanding at period end	56,761	56,699	56,466	56,456	56,445	0.1%	0.6%
Book value at period end	$25.69	$25.26	$25.28	$25.14	$24.90	1.7	3.2
Tangible book value at period end**	16.54	16.07	16.04	15.86	15.57	3.0	6.3
NM - not meaningful
*Retained earnings and accumulated other comprehensive income (loss) amounts prior to March 31, 2018 included herein are exclusive of reclassifications required by the proposed Accounting Standard Update, "Income Statement—Reporting Comprehensive Income (Topic 220)" issued January 18, 2018 by the FASB and adopted effective January 1, 2018.

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	2Q18 vs 1Q18	2Q18 vs 2Q17

Loans:
Real Estate:
Commercial real estate*	$2,853.3	$2,821.9	$2,822.9	$2,758.6	$2,759.7	1.1%	3.4%
Construction:
Land acquisition and development	355.6	364.6	348.7	352.2	339.9	(2.5)	4.6
Residential	227.8	230.6	240.2	234.0	219.7	(1.2)	3.7
Commercial	134.3	140.8	119.4	117.0	121.6	(4.6)	10.4
Total construction	717.7	736.0	708.3	703.2	681.2	(2.5)	5.4
Residential real estate*	1,486.2	1,486.6	1,487.4	1,499.0	1,522.9	—	(2.4)
Agricultural real estate	175.7	156.9	158.2	160.3	163.2	12.0	7.7
Total real estate	5,232.9	5,201.4	5,176.8	5,121.1	5,127.0	0.6	2.1
Consumer
Indirect	795.4	782.9	784.7	788.8	779.0	1.6	2.1
Other	182.5	173.0	175.1	177.6	175.8	5.5	3.8
Credit card	77.3	75.2	74.6	72.2	75.6	2.8	2.2
Total consumer	1,055.2	1,031.1	1,034.4	1,038.6	1,030.4	2.3	2.4
Commercial	1,266.0	1,244.1	1,215.4	1,186.2	1,210.9	1.8	4.6
Agricultural	151.2	133.9	136.2	152.7	149.1	12.9	1.4
Other	3.1	4.0	4.9	3.8	8.2	(22.5)	(62.2)
Loans held for investment	7,708.4	7,614.5	7,567.7	7,502.4	7,525.6	1.2	2.4
Loans held for sale	50.3	32.3	46.6	49.7	30.4	55.7	65.5
Total loans	$7,758.7	$7,646.8	$7,614.3	$7,552.1	$7,556.0	1.5%	2.7%

*Certain reclassifications, none of which were material, have been made to conform certain June 30, 2017 amounts to the other periods presented. These reclassifications did not change previously reported total loans.

Deposits:
Non-interest bearing	$2,884.2	$2,897.6	$2,900.0	$2,965.3	$2,897.8	(0.5)%	(0.5)%
Interest bearing:
Demand	2,859.2	2,853.3	2,787.5	2,693.3	2,853.4	0.2	0.2
Savings	3,062.0	3,140.3	3,095.4	3,092.7	3,066.0	(2.5)	(0.1)
Time, $100 and over	425.1	420.6	432.0	452.9	469.6	1.1	(9.5)
Time, other	715.0	714.1	720.0	729.3	733.2	0.1	(2.5)
Total interest bearing	7,061.3	7,128.3	7,034.9	6,968.2	7,122.2	(0.9)	(0.9)
Total deposits	$9,945.5	$10,025.9	$9,934.9	$9,933.5	$10,020.0	(0.8)%	(0.7)%

Total core deposits(1)	$9,520.4	$9,605.3	$9,502.9	$9,480.6	$9,550.4	(0.9)%	(0.3)%

(1) Core deposits are defined as total deposits less time deposits, $100 and over

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	2Q18 vs 1Q18	2Q18 vs 2Q17

Allowance for Loan Losses:
Allowance for loan losses	$74.1	$73.5	$72.1	$74.6	$75.7	0.8%	(2.1)%
As a percentage of period-end loans	0.96%	0.96%	0.95%	0.99%	1.00%

Net charge-offs during quarter	$2.3	$0.7	$6.0	$4.6	$2.9	228.6%	(20.7)%
Annualized as a percentage of average loans	0.12%	0.04%	0.31%	0.24%	0.19%

Non-Performing Assets:
Non-accrual loans	$69.3	$63.1	$69.4	$74.5	$76.7	9.8%	(9.6)%
Accruing loans past due 90 days or more	6.1	3.7	3.1	5.7	9.4	64.9	(35.1)
Total non-performing loans	75.4	66.8	72.5	80.2	86.1	12.9	(12.4)
Other real estate owned	14.9	11.0	10.1	10.3	11.3	35.5	31.9
Total non-performing assets	$90.3	$77.8	$82.6	$90.5	$97.4	16.1%	(7.3)%

Non-performing assets as a percentage of:
Total loans and OREO	1.16%	1.02%	1.08%	1.20%	1.29%
Total assets	0.74	0.63	0.68	0.74	0.80

Accruing Loans 30-89 Days Past Due	$40.0	$53.6	$49.0	$53.5	$44.6	(25.4)%	(10.3)%
Accruing TDRs	7.2	6.9	12.6	10.9	15.0	4.3	(52.0)

Criticized Loans:
Special Mention	$165.2	$159.5	$155.1	$147.1	$163.1	3.6%	1.3%
Substandard	187.9	212.4	217.2	239.3	222.4	(11.5)	(15.5)
Doubtful	29.1	24.6	28.2	36.1	44.2	18.3	(34.2)
Total	$382.2	$396.5	$400.5	$422.5	$429.7	(3.6)%	(11.1)%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Jun 30, 2018		Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
Annualized Financial Ratios (GAAP)
Return on average assets	1.38%		1.22%	1.11%	0.88%	0.88%
Return on average common equity	11.61		10.34	9.52	7.67	7.68
Yield on average earning assets	4.21		4.05	4.00	4.00	3.89
Cost of average interest bearing liabilities	0.47		0.41	0.40	0.40	0.40
Interest rate spread	3.74		3.64	3.60	3.60	3.49
Net interest margin ratio	3.87		3.75	3.71	3.71	3.60
Efficiency ratio	58.84		62.32	60.29	66.71	68.10
Loan to deposit ratio	78.01		76.27	76.64	76.03	75.41

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$16.54		$16.07	$16.04	$15.86	$15.59
Tangible common stockholders' equity to tangible assets	8.02%		7.76%	7.75%	7.66%	7.52%
Return on average tangible common equity	18.16		16.23	15.04	12.23	10.97

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	12.98%	*	12.90%	12.76%	12.76%	12.56%
Tier 1 risk-based capital to total risk-weighted assets	12.15	*	12.07	11.93	11.90	11.69
Tier 1 common capital to total risk-weighted assets	11.25	*	11.15	11.04	11.02	10.77
Leverage Ratio	9.28	*	9.07	8.86	8.71	10.65

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders' equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$7,688.0	$96.9	5.06%	$7,590.6	$92.0	4.92%	$6,128.9	$74.5	4.88%
Investment securities (2)	2,691.2	14.7	2.19	2,695.6	14.0	2.11	2,285.7	11.1	1.95
Interest bearing deposits in banks	446.2	2.0	1.80	553.2	2.1	1.55	547.8	1.3	0.98
Federal funds sold	1.0	—	—	0.2	—	—	1.2	—	—
Total interest earnings assets	10,826.4	113.6	4.21%	10,839.6	108.1	4.05%	8,963.6	86.9	3.89%
Non-earning assets	1,324.2			1,319.6			1,012.2
Total assets	$12,150.6			$12,159.2			$9,975.8
Interest bearing liabilities:
Demand deposits	$2,811.7	$1.8	0.26%	$2,797.8	$1.6	0.23%	$2,434.7	$1.3	0.22%
Savings deposits	3,089.0	2.7	0.35	3,134.2	2.3	0.30	2,463.5	1.8	0.30
Time deposits	1,135.1	2.6	0.92	1,142.0	2.3	0.82	1,061.5	1.8	0.69
Repurchase agreements	655.4	0.7	0.43	635.2	0.4	0.27	565.7	0.3	0.19
Other borrowed funds	1.5	—	—	3.1	0.1	18.36	—	—	NM
Long-term debt	14.2	0.3	8.47	14.2	0.2	5.64	28.1	0.5	6.85
Subordinated debentures held by subsidiary trusts	82.5	1.0	4.86	82.5	0.9	4.37	82.5	0.8	3.80
Total interest bearing liabilities	7,789.4	9.1	0.47%	7,809.0	7.8	0.41%	6,636.0	6.5	0.40%
Non-interest bearing deposits	2,825.6			2,819.8			2,131.1
Other non-interest bearing liabilities	94.6			92.2			67.3
Stockholders’ equity	1,441.0			1,438.2			1,141.4
Total liabilities and stockholders’ equity	$12,150.6			$12,159.2			$9,975.8
Net FTE interest income		$104.5			$100.3			$80.4
Less FTE adjustments (2)		(0.7)			(0.5)			(1.1)
Net interest income from consolidated statements of income		$103.8			$99.8			$79.3
Interest rate spread			3.74%			3.64%			3.49%
Net FTE interest margin (3)			3.87%			3.75%			3.60%
Cost of funds, including non-interest bearing demand deposits (4)			0.34%			0.30%			0.30%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
Total common stockholders' equity (GAAP)	(A)	$1,458.3	$1,432.4	$1,427.6	$1,419.4	$1,405.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		519.2	520.9	521.8	524.0	525.2
Tangible common stockholders' equity (Non-GAAP)	(B)	$939.1	$911.5	$905.8	$895.4	$880.2

Total assets (GAAP)		$12,235.7	$12,273.4	$12,213.3	$12,206.5	$12,236.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		519.2	520.9	521.8	524.0	525.2
Tangible assets (Non-GAAP)	(C)	$11,716.5	$11,752.5	$11,691.5	$11,682.5	$11,711.2

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,441.0	$1,438.2	$1,427.8	$1,409.8	$1,141.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		519.7	521.5	523.5	525.3	341.6
Average tangible common stockholders' equity (Non-GAAP)	(E)	$921.3	$916.7	$904.3	$884.5	$799.8

Total quarterly average assets	(F)	$12,150.6	$12,159.2	$12,233.7	$12,251.2	$9,975.8
Annualized net income available to common shareholders	(G)	167.3	148.8	136.0	108.1	87.7
Common shares outstanding	(H)	56,761	56,699	56,466	56,456	56,445

Return on average assets (GAAP)	(G)/(F)	1.38%	1.22%	1.11%	0.88%	0.88%
Return on average common stockholders' equity (GAAP)	(G)/(D)	11.61	10.34	9.52	7.67	7.68
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	11.86	11.83	11.67	11.51	11.44
Book value per common share (GAAP)	(A)/(H)	$25.69	$25.26	$25.28	$25.14	$24.90
Tangible book value per common share (Non-GAAP)	(B)/(H)	16.54	16.07	16.04	15.86	15.59
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	8.02%	7.76%	7.75%	7.66%	7.52%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	18.16	16.23	15.04	12.23	10.97

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com